EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiaries as of December 31, 2012

Coinstar Automated Retail Canada Inc (British Columbia)
Coinstar International, Inc. (Delaware)
Coinstar Ireland Limited (Republic of Ireland)
Coinstar Limited (United Kingdom)
Coinstar Procurement, LLC (Delaware)
CUHL Foods, LLC (Delaware)
CUHL Holdings Inc. (Washington)
Redbox Automated Retail Canada Inc (British Columbia)
Redbox Automated Retail, LLC (Delaware)
Redbox Canada GP (British Columbia)
Redbox Incentives LLC (Illinois)
RAR Ventures, LLC (Delaware)
Sesame Holdings, Inc. (Delaware)